Exhibit 99.1

Limbach Holdings

Conference to Discuss the Acquisition of Dunbar Mechanical

September-20D-2018

Confirmation #13683350

Operator: Greetings, and welcome to the Limbach Holdings conference to discuss the acquisition of Dunbar Mechanical. At this time, all participants are on a listen only mode. A question and answer session will follow the formal presentation. You may press *1 to register a question. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Jeremy Hellman with The Equity Group. Thank you, you may begin.

Jeremy Hellman: Thank you very much and good morning everyone. Yesterday, Limbach Holdings issued the announcement of a definitive agreement to acquire Toledo, Ohio based Dunbar Mechanical, Incorporated. As a reminder we may make forward-looking statements during this conference call that are covered within the meaning of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements relate to expectations or forecasts for future events including, without limitation or future financial or business performance or strategies, results of operations or financial condition. Statements may be proceeded by, followed by, or include the words may, might, will, will likely result, should, estimate, plan, project, forecast, intend, expect, anticipate, believe, repeat, continue, target, or similar expression.

These forward-looking statements are based on information available to us as of the date they are made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. These risks include, among others, our inability to complete the proposed acquisition, our inability to recognize the anticipated benefits of the proposed acquisition.

Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise that may be required under applicable security laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or applied by these forward-looking statements. Please refer to our most recent annual report form 10-K, which is available on the SEC’s website www.sec.gov for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

With that, I’d like to turn the call over to Charlie Bacon, CEO of Limbach Holdings. Please go ahead, Charlie.

Charles A. Bacon III: Thank you Jeremy, good morning. Welcome everyone to the call. Joining me today is Chief Financial officer, John Jordan and our Executive Vice President of Merges and Acquisitions in Capital Markets, Matt Katz.

I’m certainly very excited and happy to be on this call with all of you today. It’s been a long time coming to discuss our agreement to acquire Dunbar Mechanical. Dunbar Mechanical’s a top-notch regional construction firm that we know very well. We’ve worked with Dunbar for several years and are currently working together on one of the largest ever healthcare projects in the Toledo area, and it’s going extremely well. I actually walked the project yesterday and was quite impressed with the workmanship.

Dunbar is well-known in the Ohio area for outstanding new construction and retrofit work across many verticals, including industrial, healthcare, higher education and general institutional buildings. They have a heavy focus on the industrial and manufacturing sector, a sector Limbach has been looking to expand into.

Their industrial and manufacturing project resume will allow us to ramp up our presence in what is viewed as an expanding market opportunity coming out of the tax cut jobs half past, last December. The company also maintains a solid contractual maintenance base which supports pull through and spot repair work similar to the services segment we have at Limbach.

We expect to pull Dunbar’s service operations into our service segment while Dunbar’s main construction business will manage that as a discreet business unit within our construction segment. Dunbar is a family business with a great corporate culture that mirrors ours here at Limbach. The business is led by Eric Dunbar and I’m happy that Eric and his team will be staying with Limbach to run the business.

I’ll hand the call off to John now for his review of the financial parameters of the deal. John.

John T. Jordan Jr.: Thanks Charlie. The total purchase price is expected to be 20.2 million dollars. That will consist of approximately 402,000 shares of newly issued Limbach stock valued at four million dollars; 3.6 million in the form of a subordinated seller note and 12.6 million of cash to be funded through the new term [unintelligible] under our existing credit agreement.

We anticipate Dunbar will contribute approximately 75 million of annual revenue with margins consistent with our service segment. As Charlie noted our plan is to operate Dunbar’s construction operations as a branch within our construction segment and their service operation will be included in our service segment, all led by Eric Dunbar and his team.

Dunbar experiences work and capital dynamics, similar to Limbach’s, and we do not expect there to be a material change to the company’s future working capital requirements in the near term as a result of the transaction. I’ll now turn it over to Matt for some additional commentary on the transaction.

Matt Katz: Thanks John. As Charlie noted, we’re very excited about the acquisition and very excited to be building further momentum in the M&A strategy. Dunbar’s a quality business in every respect from the commitment of its employees in our workforce, to its reputation in the marketplace.

We continue to expect the combination of Limbach and Dunbar in the Ohio market to create a well diversified and powerful competitor there as well as in contiguous midwestern markets. Dunbar represents that as a high-quality familiar business that we think is core to the M&A strategy and has strong underwriting as it relates to both valuation and structure.

Particular interest in Dunbar’s significant owner-direct business reinforces our commitment to building relationships with building and facility owners and realizing the benefits of those strategic relationships over time, including sort of higher margin value added negotiated work direct with the owner.

Eric and his team have done a great job developing these relationships with leading institutional and industrial customers in their market, we look forward to building on that progress. At the same time, we’re also very excited to leverage Limbach engineering and design services to help Dunbar accelerate new project sales in market diversification principally in the commercial and institutional markets to supplement their industrial capabilities. Leveraging Limbach’s investment and captive design and engineering provides Dunbar with yet another element of competitive differentiation.

With the acquisition of Dunbar, we’ve created what we think is a regional powerhouse that also incorporates Limbach’s existing Michigan and Ohio business units. The Michigan business unit, as you heard us say before, continues to build on its success from 2017 and it is enjoying significant new project awards which we discussed over the summer.

The Ohio business unit continues its long history of executing consistently and achieving superior performance, particularly in large scale design build and design influence projects. By combining those capabilities with Dunbar’s strong presence in Ohio, we continue to be optimistic that we are cementing ourselves as the leading mechanical construction company in the Midwest.

So, we expect the transaction to close within 60 days and are pressing towards that objective. With that, I’ll turn things back over to Charlie.

Charles A. Bacon III: Thanks Matt. I want to finally, want to address our perspective on synergies. I want to stress that this transaction is not underwritten in any part on cost related synergies. At Limbach, we care about our people and want Eric and his employees to know that they will always be on top, a top priority for us.

We do think there will be ample opportunity to sale synergies as we combine our two excellent brand names and capabilities. As Matt noted, we look to leverage our LEDS group, that’s our engineering group, to drive sales growth in the Dunbar business. And that’s just one example.

I really do believe that our country’s experiencing a manufacturing renaissance and we are aggressively targeting the construction opportunities stemming from that. The Midwest has long been the epicentre of industrial development and manufacturing in the United States. And with the addition of Dunbar to Limbach, we are quite excited about our opportunities to participate in this revitalization.

I’m sure there’s a few questions out there, so let’s get right to that. With that, Operator, let’s open it up for Q&A.

Operator: Thank you. The floor is now open for questions. If you would like to ask a question, please press *1 on your telephone keypad at this time. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker, it may be necessary to pick up your handset before pressing the * keys. Once again, that is *1 to register questions at this time.

Our first question is coming from Steve Dyer of Craig-Hallum. Please go ahead.

Ryan Signal: Good morning guys. Ryan Signal (sp?) on for Steve Dyer.

Charles A. Bacon III: Good morning.

Ryan Signal: Just, I don’t think you mentioned it, but what is, what’s the trailing EBITDA for the business?

John T. Jordan Jr.: So, from a valuation point of view, the company had a very good 2017 and has continued to have a very good run in 2018. As we noted before, you know we think about valuation over a multi-year period given the dynamics of the industry. So, you know, when we look at the business and we look at the normalized earnings capacity going forward, we think of it as being the 75 million dollar, you know, revenue business in contributing, you know plus or minus four and a half maybe five or more million of EBITDA, but really plus or minus four and a half of EBITDA on a normalized basis.

Ryan Signal: So, assuming that’s normalized out years, will this acquisition be accretive immediately, or not? Will you need some of those synergies to get there?

John T. Jordan Jr.: No, we believe it will be accretive immediately. You know, most of this year’s obviously already banked, and will be by the time of closing, but when we think forward to ’19, given where the backlog is for, you know, for Dunbar and how they’re operating today, we think it’ll be a net positive benefit earnings next year.

Ryan Signal: Great. And then you mentioned margins similar to Limbach’s service business. Can you break out what the revenue contribution is for Dunbar between its service versus construction, similar to how Limbach reports?

John T. Jordan Jr.: Sure, so on 75 million of total revenue, the service component of that, the piece that most closely resembles the law of service business, is plus or minus the 12 or 13 million dollar a year business. That 12 or 13, again like Limbach, would include a contractual maintenance base and then owner direct and pull through work. The balance of the revenue, you know call it 60 to 65 million, is interesting because it is a little bit different than Limbach’s business model.

In the industrial business, as we mentioned, a lot of this work is owner direct even on the project side. You know, Dunbar’s average contract is a little under two million dollars in total revenue. So, will they have large project capabilities and can execute very well as evidenced by the project that we’ve been working with them on in Toledo? There’s a lot of, you know, 255 hundred thousand dollar, million and a half, two million-dollar contracts that are awarded and start to burn very, very quickly. And may only have a 90- or 120-day life to them.

So, unlike some of the longer lead time, large scale projects that Limbach handles, a lot of the Dunbar revenue is much quicker turning and it has great margins. So again, think of the business as being roughly a 12 or 13-million-dollar service business with the balance consisting of the owner direct industrial work supplemented with more traditional Limbach-like commercial and institutional opportunities.

Ryan Signal: And maybe just to clarify on that, so similar mix, where it’s 15 to 20% of the business’s service but better gross margins overall and the entire 75 million, you know, combined is similar to Limbach’s service of, call it, low 20% gross margin?

John T Jordan Jr.: Yeah, that’s probably fair; high teens, low twenties. The company’s executed exceptionally well, they’ve got a very good track record in doing that. I think in the aggregate we’ve seen reasonably significant net write ups on projects. You know, you’ve heard us talk about M&A activity for a while now. We’ve had a very good look at this business over time. We’ve been very impressed with their ability to redeem gross margin, and you know, in excess of where they’ve bid.

I would say the commercial and institutional work has margins that, you know, is quite similar to what we would see on our work, being in the low teens. Some of the industrial opportunities I think have the ability to perform in excess of that, you know, when you’ve got some smaller dollar value projects and you’re negotiating those directly with the owner, you’re in and out, you’ve got perhaps less labor rates and you don’t have the GC or the CN in the middle, you can outperform.

So, I think there is a reasonably significant component of revenue that will generate close margins in the mid to high teens on a normalized basis.

Ryan Signal: Okay, two more quick ones for me, then I’ll turn it over. But Charlie mentioned that, you know, probably not a lot of cost synergies, but you expect, you know, meaningful revenue synergies; any way to quantify that? Whether it’s a percent or a dollar value or any way for us?

Charles A. Bacon III: You know, I think it’s pretty hard to do. Here’s the part that was really exciting in the initial conversations with the ownership. We’ve been working on a large hospital project together and they got to witness our engineering component which we refer to as LEDS, in action.

And in one of my early meetings with the owners, they just said, you know my goodness we don’t have anything like this, and as best we can tell, our competitors don’t. So, they got quite excited about witnessing the magic we performed on this big hospital project and really can’t wait to, you know, understand how we can plug them in to our engineering and take advantage of that.

Just yesterday we addressed all the staff, myself and our Regional Senior Vice President, and you know, one of the first things we’re going to do with integration is to get their sales team and their key executives down to our Orlando engineering group so they can see, you know, who’s who, what’s what, and then start the strategic discussion of how we plug them in like we do with the rest of our business units.

So, it’s going to be a hinge competitive advantage for us, adding that to them, and you know, when you look at the corridor between Columbus on up through Detroit, right, so they’re sitting in Toledo right between the two regions, we’re going to be the dominant player in this corridor. And I might add, they also have an operation in Cleveland, which we don’t operate in today, so it also adds the Cleveland market to us now, which is some place that we’ve not yet spent any time on.

So, I think, you know, there’s a lot of operational synergies that we’re going to be able to wring out here from a sales perspective and an execution perspective. As far as cost synergies go, again we didn’t base any of our models on that, but we’ll be looking at that too as we dive in and work through integration.

John T. Jordan Jr.: And Ryan, just to close the loop on your original question, I think I gave you the numerator and the denominator on the multiple but just to do the math for you, you know it’s plus or minus four and a half times.

Ryan Signal: And that’s four and half times on normalized earnings, right? That’s not--

John T. Jordan Jr.: Yeah. Yeah, again that’s--no not trailing. Frankly, the most pull on trailing would be, you know, immaterial and not significant. They had an excellent year in ’17 and they’ve had a very good year in ’18. And you know, it wouldn’t be representative of what we think is normalized. We feel good about the four and a half, we think they will continue to out perform in the near term. But, you know, we didn’t wanna sort of base our underwriting on what we thought was a good run.

Ryan Signal: So needless to say, the normalized earnings is a lesser number than what they did last year? Or trailing?

John T. Jordan Jr.: Yes.

Ryan Signal: Excellent. I’ll turn it over from there, thanks guys.

Charles A. Bacon III: Thanks Ryan.

Operator: Thank you. Once again, that is *1 to register a question at this time. Our next question is coming from Eric Gomberg of Dane Capital. Please go ahead.

Steven Brid: Hi, this is Steven Brid (sp?) on behalf of Eric Gomberg at Dane Capital, how are you guys this morning?

Charles A. Bacon III: Good morning, well.

Steven Brid: Good morning. Congratulations on the transaction. So, Matt, are you retiring now? Is this your ride into the sunset?

Matt Katz: It certainly feels like I’ve had a full career underneath this transaction, but we’ve got a lot more to come. There’s, you know, as we’ve said it’s been very active for the last, you know, really 12 months, I guess I just passed my one-year anniversary with the company and we’ve got a pipeline we’re very excited about.

When we look at what else we’re looking at, we think Dunbar fits squarely within the middle of our parameters and much of the other opportunities, many of the other opportunities we’re looking at, I think, are very comparable to Dunbar in that respect. It’s nice to get this one signed off. We’ll work to get it closed as expeditiously as we can and then we’re on to the next one and we’re excited about what comes next as well.

Steven Brid: Can you just--I know you just touched base on it, but can you just discuss maybe your level of confidence in finding something similar to a highly attractive acquisition in the quarters to come?

Matt Katz: It would be, sort of hard to overstate my confidence in finding things that, you know, that look like this that we’re excited about and that we think share similar valuation in, you know, in earnings metrics. We run things in parallel so, while we were working on this we were obviously percolating other opportunities in progressing this forward and had a number of ongoing conversations that span many of the various M&A vectors that we’ve discussed in the past. From businesses like this that are in complementary markets, to some new trade capabilities, furthered expansion of our service business in certain markets and opportunities in new geographies like the Southeast, so it’s very busy in all of those respects.

We see a lot that we like and we continue to engage in those conversations and push those forward as quickly as we can.

Charles A. Bacon III: I just--the other thing I’d like to add, you know, besides several opportunities in maturing, which is great, and Matt’s been aggressively working this now for, like you said, a little over a year so, we see a very (--unintelligible--) pipeline of opportunities and, you know, some of those opportunities tie very nicely into our strategy that we’ve discussed and reiterated.

And in certain situations, it might give us--so many things we’re looking at--give us new geography as well as reinforcement into further diversification. And I wanna really empathize the word diversification. You know, I shared this between--with investors--between our geography, our geographic footprint and our market sectors, I think we’re very strategic in what we pursue, but we’re very focused on making sure we’re not heavily concentrated in any one sector.

This move with Dunbar moves us into a stronger position on industrial and manufacturing. It’s not a new market to us, but certainly not a dominant market. And this gives us an opportunity to really grow that, especially in that corridor, but in Matt’s pipeline, we are looking for other, you know, industrial manufacturing type opportunities to compliment this, including looking at geographic plays that would allow us to enter some new markets and leverage the commercial side too.

So, I’m pretty excited about this pipeline and what we’re looking at, and it’s nice to see that there are other deals maturing right after this one.

Steven Brid: Okay, thank you guys. I really appreciate it and looking forward to more good things to come.

Charles A. Bacon III: Thanks for the question, take care.

Operator: Once again, that is *1 to register questions at this time. Our next question is coming from Douglas Coburn, of Ventauri Capital. Please go ahead.

Douglas Coburn: Hi, good morning. Thanks for taking my call and question.

Charles A. Bacon III: Good morning Douglas.

Douglas Coburn: Hey, couple questions. One is just a clarification. So, on the EBITDA margin you had at 4.5% on a normalized basis, and then you corrected but I just wanted to confirm, are you saying that the EBITDA margin is 4.5% therefore on 75 million that would be 3.4 million of EBITDA?

Matt Katz: No, the four and a half is the actual EBITDA number, so on a normalized basis--

Douglas Coburn: Oh, got it. Okay.

Matt Katz: Yeah, 75 million of revenue, four and a half million of EBITDA.

Douglas Coburn: Got it, that’s normalized. And then last year it was higher because it was such a good year, right? The trailing twelve months?

Matt Katz: Yes, that’s correct. ’17 and year to date ’18 have both exceeded that.

Douglas Coburn: Okay. Perfect, thank you for confirming. And the second question is around M&A activities, so it’s nice to hear that there’s a good pipeline. Just wanted to get a sense, how far along are you in those conversations? Do you expect another deal to materialize this year? And the relative size of the opportunity that you see, is it similar to Dunbar?

Matt Katz: So, I’ll take your second question first. From a size point of view, I think, you know, Dunbar is probably a pretty good proxy. You know, this one is maybe a little bit smaller from a revenue perspective than what we might have thought, but has a more attractive bottom line number, so you know, we’re really not looking at much that is sub-four million of EBITDA on the construction side. We are seeing some service opportunities that are really tuck ins for our existing business units that would skew smaller, both in terms of revenue and in terms of earnings.

But, in the construction business I think, we’re seeing businesses that have, you know, pretty solid margin profiles, so that, you know, earnings of sort of four to six in good years, those businesses can do seven or eight million, but on revenue that’s somewhere between 50 and 75 million.

And we’ve got a couple of those opportunities in the pipeline. I wouldn’t want to, you know, commit or suggest that I thought we would be able to announce something else this year, largely because, you know, just the M&A business is sort of subject to people’s whims and sort of, seller’s preferences, in particularly in the back half of the year where the calendar gets challenging with holidays and the like. You know, we continued to again, develop these opportunities while we were working towards announcing the Dunbar transaction, so we’re not starting from the beginning at this point. We’ve got a handful of things percolating, some of which are more advanced than others but, you know, we like where we sit and there won’t be much of a holiday for anybody who’s been working on this one.

Charles A. Bacon III: I also want to reinforce that our M&A strategy is more surgical in nature. We’re targeting businesses that we know about, that we think highly of, and we’re not chasing books and it makes it a bit more complex. And I think this transaction that we’re announcing, there was no other firm chasing this company. It was not a process.

We targeted a company and we had to nurture this, we had to get the sellers, you know, over the finish line in terms of their emotions to sell their company. Everybody realized Limbach is a grate home strategically for their folks and the direction of our company excites them to make sure they feel comfortable and it’s a good home for their folks.

So, it just takes a while to nurture these deals that are not in a process and these other deals that Matt’s referring to, or I’m referring to, continue to, you know, take that approach. We’re not chasing books. We’re not going into a competitive process. This M&A strategy is surgical in nature and perhaps it’s going to take a bit more time, but we think we’re getting much better-quality companies at good prices.

Douglas Coburn: Great. Thank you for the clarification there. And then, if I may just add one more quick question here. So, could we get a quick update on Midatlantic write ups and whether those are pretty much completed, in terms of the challenging projects that you face there? Or do you expect for the additional impact in the coming quarters?

Charles A. Bacon III: Well, first of all, you know we’re progressing quite nicely with the work we’ve been doing in that particular business unit. Our Chief Operating Officer along with some other senior staff have been in there just overseeing all the work. We just conducted a peer review on one of our major new projects and our COO reported in that it’s well organized, we have the right staff, staffing resources appropriate.

So, the work on correcting the past is well under way, on track, and we look forward to, you know, the third quarter earnings QUAL reporting with more detail. But I’m very happy with the progress we’ve made down there in turning the branch around.

Douglas Coburn: Thank you, thank you very much.

Operator: Sir, did you have any additional questions?

Douglas Coburn: Not on my end.

Operator: Thank you. At this time, I would like to turn the floor back over to management for any additional or closing comments.

Charles A. Bacon III: Well, I just wanna thank everybody for joining us this morning. We’re pretty excited about getting to that point yesterday. We’re going to work hard to get the deal closed and finalized and over the finish line, which is going to happen within the next 60 days.

We look forward to the third quarter call and sharing more information about the progress of our company. Thank you for your interest, take care.

Operator: Ladies and gentlemen, thank you for your participation, this concludes today’s conference. You may disconnect your lines at this time, and have a wonderful day.